Exhibit 99.1

              Zones Announces Third Quarter 2004 Results

    AUBURN, Wash.--(BUSINESS WIRE)--Oct. 28, 2004--Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS):

    --  Fifth consecutive profitable quarter

    -- Q3 2004 earnings per share increases to $0.10 compared to earnings per share of $0.01 in the prior year

    --  22% sequential quarter to quarter improvement in net income

    --  Net sales increased 15% year over year, and 5% sequentially

    Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended September 30, 2004. Total net sales increased 15.2% to $129.8 million in the three month period ended September 30, 2004 from $112.7 million in the third quarter of 2003. The Company reported net income of $1.4 million, or $0.10 per diluted share, for the quarter ended September 30, 2004 compared with net income of $134,000, or $0.01 per diluted share, for the same quarter of last year.
    Net sales for the nine months ended September 30, 2004, increased by 11.3% to $367.9 million compared to $330.4 million for the corresponding period of 2003. The net income for the nine months ended September 30, 2004, was $3.3 million, or $0.23 per diluted share, compared to a net loss in the first nine months of 2003 of $636,000, or $0.05 per share.
    Firoz Lalji, President and CEO, remarked on today's announcement. "Our performance is particularly satisfying because the third quarter is historically our most challenging. We continue to execute on our core objectives and to diversify our customer and product mix. These were both important factors which contributed to our sequential sales increase and improved profitability."

    Operating Highlights

    Consolidated outbound sales to small to medium sized business, large customer accounts and the public sector markets increased 18.8% to $120.3 million in the quarter ended September 30, 2004, compared to $101.3 million in the corresponding period of the prior year. Third quarter 2004 outbound sales increased 5.8% sequentially from $113.7 million in the second quarter 2004. During the third quarter 2004, public sector sales increased 93.5% compared to the same period of the prior year while increasing 92.4% sequentially. Sales to these customers now represent approximately 14.0% of consolidated net sales.
    Gross profit margins were 10.9% in the third quarter of 2004, representing a decrease from 11.9% in the third quarter of 2003, as well as a sequential decline from 11.5% in the second quarter of 2004. The sequential decline in gross profit margin percentage is primarily due to the increase in lower margin public sector sales and the related product mix.
    We expect gross profit margins as a percent of sales to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.
    Total selling, general and administrative expenses, as a percent of net sales, were 7.8% in the third quarter of 2004. This represents a decrease from 9.9% in the corresponding period of the prior year; and sequentially from 8.5% for the second quarter of 2004. The decline in the percent is due both to an absolute reduction in total selling, general, and administrative expenses and an increase in sales volume. The Company expects to continue hiring 25 to 30 additional account executives per month during the fourth quarter to support its sales growth initiatives.

    Asset Management

    The Company's balance sheet remains in excellent condition. During the quarter, the Company repurchased and retired 448,390 shares of its common stock at an average price of $3.01 per share. Consolidated working capital has increased to $24.7 million at September 30, 2004, from $20.9 million at December 31, 2003.
    The Company's net inventories of $17.4 million at September 30, 2004, increased from $11.5 million at December 31, 2003. The growth in inventory levels primarily relates to inventory purchased and segregated to support specific customer contracts which in turn, reduced inventory turns to 29 times annually from 38 times annually at December 31, 2003. Trade accounts receivable increased to $55.0 million at September 30, 2004, from $52.0 million at December 31, 2003. Days sales outstanding remained constant at 43 days compared to December 30, 2003.

    About Zones, Inc.

    Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.
    Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.
    A live webcast of the Company's management discussion of the third quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held Monday, November 1, 2004, at 8:30 am PT.

    This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company's filings with the SEC.


                             ZONES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)

                                                    Sept. 30, Dec. 31,
                                                       2004      2003
                                                     -------   -------
ASSETS
Current assets
  Cash and cash equivalents                         $ 4,283   $ 5,180
  Receivables, net                                   61,480    59,965
  Inventories, net                                   17,387    11,487
  Prepaids                                            1,278     1,101
  Deferred income taxes                               1,327     1,327
                                                     -------   -------
       Total current assets                          85,755    79,060

Property and equipment, net                           4,246     4,355
Goodwill                                              5,098     4,193
Deferred income tax                                   2,992     5,110
Other assets                                            180       167
                                                     -------   -------
       Total assets                                 $98,271   $92,885
                                                     =======   =======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $50,781   $41,270
  Accrued liabilities and other                       6,360     8,223
  Line of credit                                      2,600     7,850
  Notes payable                                       1,272       833
                                                     -------   -------
       Total current liabilities                     61,013    58,176

Notes payable, net of current portion                 1,511     1,667
Deferred rent                                         1,023       341
                                                     -------   -------
       Total liabilities                             63,547    60,184
                                                     -------   -------
Commitments and contingencies

Shareholders' equity:
  Common stock                                       38,268    39,590
  Accumulated deficit                                (3,544)   (6,889)
                                                     -------   -------
       Total shareholders' equity                    34,724    32,701
                                                     -------   -------
       Total liabilities & shareholders' equity     $98,271   $92,885
                                                     =======   =======

                             ZONES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                             For the three months  For the nine months
                              ended September 30,  ended September 30,
                                 2004      2003      2004      2003
                                --------  --------  --------  --------
Net sales                      $129,829  $112,697  $367,943  $330,436
Cost of sales                   115,693    99,224   325,634   293,685
                                --------  --------  --------  --------
 Gross profit                    14,136    13,473    42,309    36,751
Selling, general and
 administrative expenses         10,162    11,149    31,412    32,238
Advertising expense               1,634     1,856     5,218     5,308
                                --------  --------  --------  --------
 Income (loss) from operations    2,340       468     5,679      (795)
                                --------  --------  --------  --------
Other expense:                       49       141       216       236
Income (loss) before income
 taxes                            2,291       327     5,463    (1,031)
Provision (benefit) for income
 taxes                              889       193     2,118      (395)
                                --------  --------  --------  --------
 Net income (loss)             $  1,402  $    134  $  3,345  $   (636)
                                ========  ========  ========  ========
 Basic earnings (loss) per
  share                        $   0.10  $   0.01  $   0.25  $  (0.05)
 Shares used in computation of
  basic earnings (loss) per
  share                          13,452    13,623    13,594    13,625
                                ========  ========  ========  ========
 Diluted earnings (loss) per
  share                        $   0.10  $   0.01  $   0.23  $  (0.05)
 Shares used in computation of
  diluted earnings (loss) per
  share                          14,264    13,721    14,429    13,625
                                ========  ========  ========  ========


                         Operating Highlights
                          Supplemental Data

Three Months Ending September 30, 2004
--------------------------------------
                               % of net                # of
                                  sales      AE's      Orders    AOS
                               ---------- ---------- ---------- ------
Outbound                          92.7%       253      83,686   1,442
Inbound & Consumer Unassist        7.3%        28      20,278     479

                                 Q3 '04     Q2 '04     Q3 '03
                               ---------- ---------- ----------
Average Productivity
 (annualized)
   Per Outbound AE(a)          1,902,000  1,887,000  1,821,000
   Per Employee                  909,000    892,000    805,000

(a) Outbound productivity excludes sales and headcount from former major customer.

Sales Mix
---------
                                      Quarter Ended
                                  ----------------------
                                   9/30/2004  9/30/2003
                                  ----------- ----------
Product Mix (% of sales)
Notebook & PDA's                        12.7%      14.3%
Desktops & Servers                      19.5%      19.8%
Software                                20.9%      16.9%
Storage                                  7.7%      10.4%
NetComm                                  4.8%       5.8%
Printers                                 8.8%       8.0%
Monitors & Video                        11.1%       8.5%
Memory & Processors                      5.4%       6.7%
Accessories & Other                      9.1%       9.6%

Direct Web Sales                  16,355,000  7,354,000

    CONTACT: Zones, Inc.
             Ronald McFadden, 253-205-3000